UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2005

Basic Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

400 W. Illinois, Suite 800
Midland, Texas		79701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (432) 620-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 15, 2005, we amended and restated our existing credit agreement by entering into a Third Amended and Restated Credit Agreement with a syndicate of lenders (the “2005 Credit Facility”). Under the 2005 Credit Facility, Basic Energy Services, Inc. is the sole borrower and each of our subsidiaries is a subsidiary guarantor. The 2005 Credit Facility provides for a $90 million Term B Loan (“Term B Loan”) and a $150 million revolving line of credit (“Revolver”). The 2005 Credit Facility includes provisions allowing us to request an increase in commitments of up to $75 million at any time. Additionally, the 2005 Credit Facility permits us to make greater expenditures for acquisitions, capital expenditures and capital leases and to incur greater purchase money obligations, acquisition indebtedness and general unsecured indebtedness. The commitment under the Revolver provides for (1) the borrowing of funds, (2) the issuance of up to $20 million of letters of credit and (3) $2.5 million of swing-line loans. The amounts outstanding under the Term B Loan require quarterly amortization at various amounts during each quarter with all amounts outstanding being due and payable in full on December 15, 2011. All the outstanding amounts under the Revolver are due and payable on December 15, 2010. The 2005 Credit Facility is secured by substantially all of our tangible and intangible assets. We incurred approximately $1.7 million in costs in connection with the 2005 Credit Facility.

At our option, borrowings under the Term B Loan bear interest at either (1) the “Alternative Base Rate” (i.e., the higher of the bank’s prime rate or the federal funds rate plus ..50% per year) plus 1.0% or (2) the London Interbank Offered Rate (“LIBOR”) rate plus 2.0%.

At our option, borrowings under the Revolver bear interest at either (1) the Alternative Base Rate plus a margin ranging from 0.50% to 1.25% or (2) the LIBOR rate plus a margin ranging from 1.50% to 2.25%. The margins vary depending on our leverage ratio. Fees on the letters of credit are due quarterly on the outstanding amount of the letters of credit at a rate ranging from 1.50% to 2.25% for participation fees and 0.125% for fronting fees. A commitment fee is due quarterly on the available borrowings under the Revolver at rates ranging from 0.375% to 0.50%.

At December 16, 2005, we had outstanding approximately $90.0 million under the Term B Loan and $16.0 million under the Revolver.

Pursuant to the 2005 Credit Facility, we must apply proceeds from certain specified events to reduce principal outstanding under the Term B Loan, to the extent outstanding, and then to the Revolver, including:

•                  assets sales greater than $2.0 million individually or $7.5 million in the aggregate on an annual basis; and

•                  50% of the proceeds from any equity offering.

The 2005 Credit Facility requires us to enter into an interest rate hedge, acceptable to the lenders, until May 28, 2006 on at least $65 million of our then-outstanding indebtedness.

The 2005 Credit Facility contains various restrictive covenants and compliance requirements, including the following:

•                  limitations on the incurrence of additional indebtedness;

•                  restrictions on mergers, sales or transfer of assets without the lenders’ consent;

•                  limitation on dividends and distributions; and

•                  various financial covenants, including:

•                  a maximum leverage ratio of 3.50 to 1.00 reducing to 3.25 to 1.00, and

•                  a minimum interest coverage ratio of 3.00 to 1.00.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

10.1

Third Amended and Restated Credit Agreement dated as of October 3, 2003, amended and restated as of December 15, 2005, among Basic Energy Services, Inc., the subsidiary guarantors party thereto, Bank of America, N.A., as syndication agent, Hibernia National Bank, as co-documentation agent, BNP Paribas, as co-documentation agent, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: December 20, 2005	By:	/s/ Alan Krenek
Alan Krenek
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Third Amended and Restated Credit Agreement dated as of October 3, 2003, amended and restated as of December 15, 2005, among Basic Energy Services, Inc., the subsidiary guarantors party thereto, Bank of America, N.A., as syndication agent, Hibernia National Bank, as co-documentation agent, BNP Paribas, as co-documentation agent, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and the lenders party thereto.